UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 18, 2015

Commission file number 1-13163
________________________
YUM! BRANDS, INC.
 (Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky	40213
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (502) 874-8300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Departure of Named Executive Officer

On August 13, 2015, Jing-Shyh S. (Sam) Su, Chairman and Chief Executive Officer of Yum! Restaurants China (“Yum China”), a subsidiary of Yum! Brands, Inc. (the “Company”), informed the Company that he will retire from his officer positions with the Company and all of its affiliates, including as Chairman and Chief Executive Officer of Yum China and as Vice Chairman of the Company. Mr. Su has agreed to transition into a new role as Executive Advisor to Yum China, effective as of August 19, 2015. In his role as Executive Advisor, Mr. Su will continue to report to Greg Creed, the Chief Executive Officer of the Company, and will assist Yum China with the leadership transition through February 15, 2016 when he will retire. Mr. Su will continue to serve on the Company’s Board of Directors. Micky Pant, currently Chief Executive Officer of the KFC Division will become Chief Executive Officer of Yum China effective August 19, 2015. Roger Eaton, Chief Operations Officer of the Company, will become Chief Executive Officer of the KFC Division effective August 19, 2015.

On August 18, 2015, the Company issued a press release announcing Mr. Su’s plans to retire. A copy of the press release is attached hereto as Exhibit 99.1.

(e)
Compensatory Arrangements of Certain Officers
In connection with his retirement, Mr. Su entered into a Retirement Agreement dated August 13, 2015 (the "Retirement Agreement"), under which Mr. Su will remain employed through February 15, 2016 (the "Term"). During the Term, Mr. Su will continue to receive his current salary at the annual rate of $1.1 million and will continue to receive the same allowances and will continue to participate in employee benefits plans on the same terms and conditions as similarly-situated employees. In consideration of a release of claims (described below) and other promises in the Retirement Agreement, Mr. Su will (a) continue to receive tax equalization payments (as if he were a resident of Hong Kong), but limited to $5,000,000 in the aggregate (inclusive of any tax gross-up payments), for PRC income tax incurred by Mr. Su (i) with respect to payments made to Mr. Su under the Company’s Executive Income Deferral Plan after August 19, 2015 and (ii) with respect to gains recognized by Mr. Su in connection with the exercise of stock options and stock appreciation rights after August 19, 2015 and (b) receive assistance in preparing his tax returns for the 2015, 2016 and 2017 tax years. The tax equalization payment arrangement under the Retirement Agreement replaces the tax equalization benefit provided to Mr. Su since 2004 and that since 2011 was not subject to any dollar limitation. Mr. Su will also be eligible for a 2015 bonus based on actual team and individual performance. The Retirement Agreement contains a customary release of claims by Mr. Su, and also requires that Mr. Su execute an additional release upon his retirement date as a condition to receiving payments and benefits under the Retirement Agreement. Mr. Su is subject to non-solicitation and non-competition provisions for the 18 months following the Term.
The above description of Mr. Su’s Retirement Agreement is a summary only and is qualified in its entirety by reference to the Retirement Agreement for Mr. Su, a copy of which will be filed as an exhibit to our quarterly report on Form 10-Q for the quarter ending September 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date:	August 18, 2015	/s/ John P. Daly
Vice President and Associate General Counsel